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                                                                 EXHIBIT 10.6(b)


                          AGREEMENT AND GENERAL RELEASE


On this ___ day of June, 2000, Applied Graphics Technologies, Inc. ("AGT" or the "Company") and Louis Salamone, Jr. ("Employee"), agreed on terms and conditions as set forth below:

1. (a) Employee's employment with the Company will terminate effective August 3, 2000 (the "Termination Date").

(b) Immediately following expiration of the revocation period referred to in Paragraph 9 below, the Company shall pay to Employee the total gross sum of Four Hundred Thousand dollars ($400,000.00), less applicable withholdings and other payroll deductions (the "Termination Pay").

(c) Effective June 4 through August 3, 2000, Employee will be employed by the Company on a part-time basis as described below (the "Extended Employment Period"):

         (i) Employee will be available to work on the following projects as well as any other projects mutually agreed upon:

                  (A)      disposition or closure of AmuseMatte;

                  (B) preparation and resolution of Net Asset Statement in connection with sale of PhotoLabs business and other activities related thereto;

                  (C) assistance with respect to the proposed sale of Devon Publishing Group;

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                  (D)      bonusable services (set forth in the attached minutes
                           of the Compensation Committee of the Board of Directors) related to the potential sale of AGT with respect to either groups led by Perseus and/or CitiGroup or affiliates thereof; and

                  (E) mutually agreed to bonusable services (set forth in the attached minutes of the Compensation Committee of the Board of Directors) related to the potential sale of AGT with respect to any other potential buyer.

         (ii) Employee will be available to perform services for the Company pursuant to Paragraphs 1(c)(i)(A), 1(c)(i)(B), and 1(c)(i)
                  (C), up to a maximum of ten (10) days between June 4 and July 3 and up to a maximum of six (6) days between July 4 and August 3. Employee will also be available to perform services for the Company pursuant to Paragraphs 1(c)(i)(D) and 1(c)(i)(E) at the Company's request both during and after the Extended Employment Period.

         (iii) Employee's sole wages for services performed hereunder during the Extended Employment Period (or thereafter pursuant to Paragraphs 1(c)(i)(D) and 1(c)(i)(E)) will be $1,538.46, less applicable deductions and employee withholdings, for each day actually worked.

         (iv) Employee will be reimbursed for all normal and reasonable expenses incurred in performing services hereunder including air fare to and from Atlanta, Georgia (or whatever city Employee may be working in at the time) to whatever location required unless the need to perform services for the Company coincides with Employee being in the New York Metropolitan area. Employee will use his best efforts to perform his duties with AGT when he is otherwise in the New York Metropolitan area.

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         (v)      Employee will have the opportunity to continue during the
                  Extended Employment Period the medical and life insurance coverage he currently enjoys pursuant to the Company's policies at the same cost to the Employee as immediately prior to the date of this Agreement and General Release unless Employee's subsequent employer provides Employee with such coverage. Towards that end, Employee will take whatever steps are necessary and appropriate to continue said coverage, (i.e. electing continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and converting his current life insurance coverage), and the Company will reimburse the Employee to the extent required so that the Employee's cost for said coverage will be the same as immediately prior to the date of this Agreement and General Release.

         (vi) Employee's title will be Senior Vice President and he will be provided with office space comparable with what he had as of June 2, 2000, to the extent such space is available. To the extent she is still employed by the Company, Marina Dudash will be available to assist Employee on AGT business provided that it is understood that performing her duties with respect to the current Chief Financial Officer will take precedence. Employee will continue to be permitted to utilize the computer he currently utilizes and will have access to the extent needed to the computer network.

(d) Employee will receive whatever payments, if any, he may become entitled to receive pursuant to the minutes of the meeting of the Compensation Committee of the Board of Directors dated May 8, 2000, the relevant part of which is attached hereto as Exhibit A (the "Minutes").

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(e) Employee shall not be entitled to any other payments or benefits, except for any rights he may have pursuant to any stock option agreement between him and the Company.

2. In exchange for the consideration provided for by this Agreement and General Release, including the consideration provided for by Paragraph 1 above, which Employee acknowledges exceeds that to which he would be entitled under any applicable Company plan, policy, or practice:

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(a) Employee, for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releaser"), forever releases and discharges the Company and any and all of its respective parent corporations, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors, partners, agents and employees (hereinafter referred to collectively as the "Releasees"), from any and all claims, demands, charges, complaints, causes of actions, obligations, promises, agreements, debts, expenses, fees and liabilities of any kind whatsoever, whether known or unknown, foreseen or unforeseen, which Releasor ever had or now has against Releasees by reason of any actual or alleged act, omission, transaction, agreement, practice, policy, conduct, occurrence, or other matter from the beginning of the world up to and including the date of this Agreement and General Release, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, as amended, and the New York City Human Rights Law, as amended; (iii) any claim under the Employee Retirement Income Security Act of 1974, as amended; (iv) any other claim of discrimination in employment (whether based on federal, state or local law, statute, rule, regulation or common law); (v) any claim arising out of Employee's employment with the Company, the terms and conditions of Employee's employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; (vi) any claim for severance pay under any purported severance pay policy, or any claim for other benefits; (vii) any claim under the Employment Agreement between the Employee and the Company dated April 16, 1996 and the Employment Agreement Extension between said parties dated March 23, 1998 (collectively, the "Employment Agreement"); and (viii) any claim for attorney's fees, costs, disbursements and/or the like.

(b) Employee represents, warrants and covenants that he has not and will not, in any way, disparage, discredit, defame or belittle the Company, its employees or products, officers or affiliates or any of their respective parent corporations, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors,

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partners, agents and employees, except in conversations with the Company's senior officers and directors in the course of performing his duties hereunder.

3. Employee represents and warrants that he has not commenced, maintained, prosecuted or participated in any action, suit, charge, complaint or proceeding of any kind against Releasees that is pending in any court or before any administrative or investigative body or agency. To the extent permitted by applicable law, Employee covenants that he shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on his behalf, any action, suit, charge, complaint or proceeding of any kind (other than filing for unemployment) against Releasees with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement and General Release.

4. Employee agrees that he will not, for himself or any other person or entity, directly or indirectly divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information ("Confidential Information") acquired in the performance of Employee's services for the Company without the prior written consent of a duly designated representative of the Company; such Confidential Information may include, but is not limited to, financial, advertising information, business strategies, systems, methods and procedures, reports, specifications, computer data, intellectual property, and other business and technical information. Employee acknowledges that the Confidential Information constitutes a valuable asset of the Company, embodying substantial business and creative efforts, and that any disclosure of Confidential Information by Employee will result in irreparable injury to the Company; by means of such disclosure, Employee consents to the grant by any court of equitable relief, including specific performance, restraining order and/or injunction, in favor of the Company, without prejudice to any and all other rights or remedies to which the Company may be entitled. Employee also agrees that he will not disclose to any other person or entity the terms and conditions of this Agreement and General Release, without the prior written consent of a duly designated representative of the Company, except that Employee may disclose the terms and conditions of this Agreement and General Release to his spouse, attorney, financial advisor and/or accountant, provided that they agree to maintain the confidentiality of this Agreement and General Release.

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5. In the event Employee breaches any representation, warranty, covenant or agreement of this Agreement and General Release, including, but not limited to, Paragraphs 2, 3, 4 and 7, the Company shall be entitled to recover from Employee any amount paid to him by the Company pursuant to Paragraph 1(b) and/or 1(d) at the time of breach. Employee hereby agrees that the Company may bring an action (or counterclaim) to recover such amount. The Company shall be entitled to recover from the Employee (in addition to any other sum determined to be due and owing) its reasonable attorney's fees and costs incurred in such action. Employee further acknowledges and agrees that any breach by him of the covenants herein will cause irreparable harm to the Company. Accordingly, in the event of any such breach, or anticipated breach, the Company shall be entitled to injunctive relief.

6. If any part, term, or provision of this Agreement and General Release is declared by any court of competent jurisdiction in a final, non-appealable judgment to be illegal, void, unenforceable or invalid, such provision shall have no effect upon, and shall not impair the legality, enforceability or validity of, any other provision of this Agreement and General Release; provided, however, that, upon any finding by such court of competent jurisdiction that a release or waiver of claims or rights, or a covenant provided for by Paragraphs 2, 3 or 4 above, is illegal, void, unenforceable or invalid, Employee agrees at the Company's option, either to return promptly to the Company any amount paid to him by the Company pursuant to Paragraph 1(b) and/or 1(d) or to execute a release, waiver and/or covenant that is legal, valid and enforceable to the maximum extent permitted by applicable law.

7. This Agreement and General Release constitutes the complete understanding between the parties and may not be changed orally. Employee acknowledges that no representative of the Company has made any representation or promise to him concerning the terms and conditions of this Agreement and General Release or the termination of his employment with the Company other than those expressly set forth in this Agreement and General Release. It is understood and agreed that the Employment Agreement is null and void and of no further force and effect. Notwithstanding the foregoing, the Noncompetition,

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Nonsolicitation and Confidentiality Agreement attached as Exhibit A to the
Employment Agreement will continue in full force and effect. It is understood and agreed that the expiration of the Employment Agreement will not be considered to be a "termination" of the Employment Agreement within the meaning of Paragraph 6(b) therein.

8. Employee hereby acknowledges and represents that: (i) the Company has advised him that he should consult with independent legal counsel before executing this Agreement and General Release; (ii) Employee has had the opportunity to consider, for at least twenty-one (21) days, this Agreement and General Release; and (iii) Employee has carefully read this Agreement and General Release in its entirety, has discussed it or had reasonable opportunity to discuss it with any advisor of his choice, fully understands it, voluntarily assents to all of its terms and conditions and is signing it of his own free will.

9. This Agreement and General Release shall not become effective until the eighth (8th) day following Employee's signing of this Agreement and General Release (the "Effective Date"), and Employee may at any time prior to the Effective Date revoke this Agreement and General Release by delivering a written notice of such revocation to Marty Krall, Applied Graphics Technologies, Inc., 450 West 33rd Street, New York, New York 10001-2681.

10. This Agreement and General Release shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

APPLIED GRAPHICS TECHNOLOGIES, INC.


By: _______________________________
      Louis Salamone, Jr.